First Federal of Northern Michigan Bancorp, Inc. 8-K

Exhibit 99.1

October 23, 2015

Contact:	Eileen M. Budnick
VP-Director of Financial Reporting & Accounting
First Federal of Northern Michigan Bancorp, Inc.
(989) 356-9041

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

ANNOUNCES THIRD QUARTER 2015 RESULTS

Alpena, Michigan - (October 23, 2015)

This press release corrects an inadvertent error regarding loan growth contained in the press release issued earlier today.

First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) reported consolidated net income of $1.9 million, or $0.51 per basic and diluted share, for the quarter ended September 30, 2015 compared to $1.6 million, or $0.48 per basic and diluted share, for the quarter ended September 30, 2014.

Consolidated net income for the nine months ended September 30, 2015 was $2.6 million, or $0.70 per basic and diluted share, compared to $1.9 million, or $0.63 per basic and diluted share for the nine months ended September 30, 2014. As discussed below, net income for these periods was significantly enhanced by a deferred tax asset reserve recovery.

Performance Highpoints:

Listed below are highlights related to the Company’s results for the three and nine months ended September 30, 2015:

  Total assets increased $12.0 million while total loans increased $4.4 million, available-for-sale securities increased $11.0 million and deposits increased $8.6 million during the nine months ended September 30, 2015.
  Quarter over quarter increase of $273,000 to net income, with an increase of $693,000 for the nine month period year over year.
  An increase of $273,000 to interest income quarter over quarter and a year over year increase of $1.5 million.
  Provision for loan loss resulted in recoveries of $4,000 and $26,000 for the three and nine months ended September 30, 2015, respectively, as compared to provisions of $257,000 and $273,000 for the three and nine months ended September 30, 2014, respectively.
  A deferred tax asset valuation reserve recovery of $1.7 million was realized during the three months ended September 30, 2015, while the three months ended September 30, 2014 included the bargain purchase gain of $1.8 million related to our merger with Bank of Alpena.
  Net interest margin decreased to 2.97% for the quarter ended September 30, 2015 from 3.14% for the quarter ended September 30, 2014 due primarily to a 16 basis point decrease in the yield on interest-earning assets.
  Tangible book value per share at September 30, 2015 was $8.58 compared to $7.76 at September 30, 2014, primarily reflecting the Company’s annual earnings.
  First Federal of Northern Michigan remains “well-capitalized” for regulatory capital purposes.

Michael W. Mahler, Chief Executive Officer of the Company, commented, “We are pleased with the $13.0 million, or 4%, growth in the balance sheet for the nine month period ended September 30, 2015. This increase reflects a $4.4 million, or 3%, growth in our loan portfolio, which is the result of our concerted business effort.”

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Mahler continued, “We are encouraged by the 14.6% reduction in non-performing assets (NPA) since the beginning of 2015. This has facilitated a decline in our Texas ratio from 17.1% at the start of the year to 13.8% as of September 30, 2015. Reducing the level of NPAs still remains our primary focus with a target Texas ratio of 10%. Subsequent to the quarter end we accepted an offer on our single largest piece of Bank-owned property which represents 50% of the balance of Bank-owned real estate. The sale is expected to close in mid-December. We believe that continued improvement in asset quality will translate into reduced expenses going forward in the form of lower collection and foreclosure costs along with declining carrying costs associated with bank owned properties.”

Craig A. Kus, President and Chief Operations Officer added, “We are encouraged by an increase of 23% in our pre-provision pre-tax income and an increase of 36% to our net income over the 2014 nine month period. These results reflect an increase of $1.3 million to net interest income as our focus has been on core banking activities including the growth of loans during 2015.”

Financial Condition

Total assets of the Company at September 30, 2015 were $338.8 million, an increase of $12.9 million, from assets of $325.9 million at December 31, 2014. Net loans receivable increased $4.4 million to $168.1 million at September 30, 2015 and securities available for sale increased $10.9 million when compared to December 31, 2014.

Deposits increased $8.6 million to $279.3 million at September 30, 2015 from $270.7 million at December 31, 2014. In addition, FHLB advances increased $2.2 million to $25.1 million at September 30, 2015 from $22.9 million at December 31, 2014.

Stockholders’ equity increased to $33.1 million at September 30, 2015 from $30.5 million at December 31, 2014. The increase in stockholders’ equity was mainly attributable to net income reported for the nine months ended September 30, 2015 of $2.6 million and $179,000 in unrealized gains on available for sale securities net of tax. First Federal of Northern Michigan’s regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands

Tier 1 (Core) capital ( to adjusted assets)	$31,046	9.20%	$15,193	4.50%	$21,946	6.50%

Total risk-based capital ( to risk-weighted assets)	$32,560	18.32%	$14,216	8.00%	$17,770	10.00%

Tier 1 risk-based capital ( to risk weighted assets)	$31,046	17.47%	$10,662	6.00%	$14,216	8.00%

Tangible Capital ( to tangible assets)	$31,046	9.20%	$6,753	2.00%	$6,753	2.00%

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Asset Quality

The ratio of total nonperforming assets to total assets was 1.25% at September 30, 2015 compared to 1.52% at December 31, 2014 and 1.74% at September 30, 2014. Non-performing assets decreased $726,000 at September 30, 2015 from December 31, 2014, mainly as a result of a valuation reserve that was established on a large commercial bank owned property. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

	As of
	September 30, 2015	December 31, 2014	September 30, 2014
Asset Quality Ratios:
Non-performing assets to total assets	1.25%	1.52%	1.74%
Non-performing loans to total loans	1.03%	1.30%	1.55%
Allowance for loan losses and credit mark to non-performing loans	172.51%	148.24%	135.81%
Allowance for loan losses and credit mark to total loans	1.77%	1.92%	2.10%

"Texas" ratio (Bank) (1)	13.77%	17.06%	18.97%
Classified asset ratio (2)	37.08%	22.98%	25.53%

Total non-performing loans ($000 omitted)	$1,742	$2,139	$2,553
Total non-performing assets ($000 omitted)	$4,237	$4,963	$5,439

(1)

"Texas" ratio is calculated by dividing total non-performing loans plus real estate owned by tangible capital plus loan loss reserves

(2)

Classified asset ratio is calculated by dividing classified assets (substandard assets plus real estate owned and other repossessed assets) by core capital plus loan loss reserves

Results of Operations

Interest income increased to $2.7 million for the three months ended September 30, 2015 from $2.4 million for the comparable period in 2014 and increased to $7.9 million for the nine months ended September 30, 2015, compared to $6.5 million for the comparable period in 2014. The nine month period increase was due in large part to an increase of $90.3 million in the average balance of interest-earning assets, as a result of our merger with Alpena Banking Corporation in August 2014. While average balances increased, the average yield on interest-earning assets decreased 49 basis points to 3.39% for the nine months ended September 30, 2015 as compared to 3.88% for the same period in 2014.

Interest expense was $317,000 and $926,000 for the three- and nine-month periods ended September 30, 2015, respectively compared to $270,000 and $778,000 for the prior year period. The increase in interest expense was due primarily to a period over period increase of $60.2 million in the average balance of interest-bearing deposits. The cost of funds on these deposits decreased 6 basis points to 0.46% for the nine-month period ending September 30, 2015 from 0.56% for the same period in 2014. During the same period, we experienced a $951,000 decrease in the average balance of FHLB advances when compared to the nine month period ended September 30, 2014, while the average rate on those borrowings increased 18 basis points to 1.27% for the nine-month period ended September 30, 2015 as compared to the year-earlier period and to 1.34% for the three-month period ended September 30, 2015 from 1.12% for the three-month period in 2014.

The Company’s net interest margin decreased to 2.97% for the three months ended September 30, 2015 from 3.14% for the year earlier period and decreased to 2.99% for the nine months ended September 30, 2015 from 3.41% for the same period in 2014 as a result of the factors mentioned above.

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The provision for loan losses for the three- and nine-month periods ended September 30, 2015 were a recovery of $4,000 and $26,000, respectively as compared to a provision of $257,000 and 273,000 for the prior year period. Our provision for loan losses is based on a twelve-quarter rolling average of actual net charge-offs adjusted for various environmental factors for each pool of loans in our portfolio. During the quarter ended September 30, 2014, we took a $225,000 charge on a large non-performing out of state participation loan that was transferred to real estate owned as a result of foreclosure action. This charge-off was based upon an appraisal that was completed during the quarter, and created the need for a loan loss provision, and accounts for most of the expense recorded for the entire nine month period ending September 30, 2014. During the nine-month period ended September 30, 2015, we experienced net recoveries of approximately $97,000 among all loan portfolios. As a result of the decline in net-charges offs, we have seen a decline in our loss adjustment factors that are applied to the residential and consumer loan portfolios, which has resulted in net recovery of provision for loan losses. The provision was based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non-interest income decreased to $468,000 for the three months ended September 30, 2015 from $2.2 million for the three months ended September 30, 2014. The main factor for the decrease is the bargain purchase gain of $1.8 million that was recorded during the three-month period ended September 30, 2014 as a result of our merger with the Alpena Banking Corporation. Partially offsetting this item was an increase $36,000 in service charges on deposit accounts when compared to the same period in 2014. The following increases were recognized during the nine months ended September 30, 2015: $27,000 in mortgage banking activities, $120,000 to service charges and other fees and $109,000 to gain on sale of bank owned properties.

Non-interest expense increased to $2.6 million for the three months ended September 30, 2015 compared to $2.5 million for the same period in 2014 and increased to $7.5 million for the nine months ended September 30, 2015 from $6.4 million for the nine months ended September 30, 2014. For both the three- and nine-month periods ended September 30, 2015 we experienced an increase in compensation and employee benefits of $14,000 and $721,000, respectively, mainly related to adding employees as a result of the merger. In addition, during the three- and nine- months ended September 30, 2015 we experienced increases of $91,000 and $168,000 in professional services attributable to legal and audit services, respectively. Partially offsetting these increases were decreases of $140,000 and $264,000 in merger related expenses for the three- and nine-month periods ended September 30, 2015, respectively.

For the three- and nine-month period ended September 30, 2015, we recorded an income tax benefit of $1.7 million. This income tax benefit is the result of an evaluation of our deferred tax asset as of September 30, 2015. Our analysis indicated that it is more likely that we will be able to utilize $2.7 million of our deferred tax asset; therefore we recovered $1.7 million of our previously established valuation reserve.

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2015	2014	2015	2014

Performance Ratios:
Net interest margin	2.97%	3.14%	2.99%	3.41%
Average interest rate spread	2.83%	2.99%	2.86%	3.28%
Return on average assets*	2.26%	2.24%	1.05%	0.89%
Return on average equity*	24.17%	22.80%	11.21%	9.52%

* Annualized

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

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First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet (in thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$8,040	$11,205
Overnight deposits with FHLB	478	267
Total cash and cash equivalents	8,518	11,472

Deposits held in other financial institutions	8,924	8,429
Securities available for sale	130,923	119,968
Securities held to maturity	745	790
Loans held for sale	132	88
Loans receivable, net of allowance for loan losses of $1,514 and $1,429 as of September 30, 2015 and December 31, 2014, respectively	168,063	163,647
Foreclosed real estate and other repossessed assets	2,495	2,823
Federal Home Loan Bank stock, at cost	1,636	2,591
Premises and equipment	6,295	6,336
Assets held for sale	271	478
Accrued interest receivable	1,065	986
Intangible assets	1,105	1,286
Deferred tax asset	2,394	851
Originated mortgage servicing rights	602	710
Bank owned life insurance	4,824	4,727
Other assets	831	685

Total assets	$338,823	$325,867

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$279,297	$270,734
Advances from borrowers for taxes and insurance	270	203
Advances from Federal Home Loan Bank	25,072	22,885
Accrued expenses and other liabilities	1,107	1,509

Total liabilities	305,746	295,331

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
4,034,764 shares issued)	40	40
Additional paid-in capital	28,264	28,264
Retained earnings	7,127	4,765
Treasury stock at cost (307,750 shares)	(2,964)	(2,964)
Accumulated other comprehensive income	610	431
Total stockholders' equity	33,077	30,536

Total liabilities and stockholders' equity	$338,823	$325,867

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First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income and Comprehensive Income (in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)

Interest income:
Interest and fees on loans	$2,056	$1,934	$6,094	$5,335
Interest and dividends on investments
Taxable	317	217	938	518
Tax-exempt	28	44	89	127
Interest on mortgage-backed securities	259	192	811	477
Total interest income	2,660	2,387	7,932	6,457

Interest expense:
Interest on deposits	234	205	709	583
Interest on borrowings	83	65	217	195
Total interest expense	317	270	926	778

Net interest income	2,343	2,117	7,006	5,679
(Recovery of) Provision for loan losses	(4)	257	(26)	273
Net interest income after provision for loan losses	2,347	1,860	7,032	5,406

Non-interest income:
Service charges and other fees	242	206	696	576
Mortgage banking activities	128	127	378	351
Net gain (loss) on sale of securities	2	1	4	1

Net income (loss) on sale of premises and equipment, real estate owned and other repossessed assets	(8)	(1)	82	(27)
Bargain purchase gain	—	1,816	—	1,816
Other	104	76	289	188
Total non-interest income	468	2,225	1,449	2,905

Non-interest expense:
Compensation and employee benefits	1,345	1,331	4,271	3,550
FDIC Insurance Premiums	62	56	181	147
Advertising	43	54	136	125
Occupancy	286	274	833	730
Amortization of intangible assets	61	42	182	82
Service bureau charges	114	92	319	238
Professional services	141	50	388	220
Collection activity	25	5	82	34
Real estate owned & other repossessed assets	251	91	297	120
Merger related expense	—	140	—	264
Other	250	336	819	871
Total non-interest expense	2,578	2,471	7,508	6,381

Income before income tax benefit	237	1,614	973	1,930
Income tax benefit	(1,650)	—	(1,650)	—

Net Income	$1,887	$1,614	$2,623	$1,930

Other Comprehensive Income:
Unrealized (loss) gain on investment securities - available for sale securities - net of tax	127	(161)	179	272
Reclassification adjustment for gains realized in earnings - net of tax	2	0	2	0

Comprehensive Income	$2,016	$1,453	$2,804	$2,202

Per share data:
Net Income per share
Basic	$0.51	$0.48	$0.70	$0.63
Diluted	$0.51	$0.48	$0.70	$0.63

Weighted average number of shares outstanding
Basic	3,727,014	3,369,670	3,727,014	3,047,702
Including dilutive stock options	3,727,014	3,369,670	3,727,014	3,047,702

Dividends per common share	$0.03	$0.02	$0.07	$0.06

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